Exhibit 3.1

SECOND AMENDMENT TO AMENDED AND RESTATED TRUST AGREEMENT OF
ENDURO ROYALTY TRUST

This Second Amendment (this “Amendment”) to Amended and Restated Trust Agreement of Enduro Royalty Trust (the “Trust”) dated as of November 3, 2011, as amended by the First Amendment thereto dated September 6, 2017 but effective as of August 30, 2017 (collectively, the “Agreement”), is entered into on September 14, 2018 by and among COERT Holdings 1 LLC, a Delaware limited liability company (“COERT”), Wilmington Trust Company, a trust company organized under the laws of the State of Delaware (“Wilmington Trust”), as Delaware Trustee, and The Bank of New York Mellon Trust Company, N.A., a national association organized under the laws of the State of New York (the “Bank”), as Trustee.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

WHEREAS, on August 31, 2018, Enduro Resource Partners LLC, a Delaware limited liability company (“Enduro”), completed the sale to COERT of the Underlying Properties and all of the outstanding Trust Units owned by Enduro to Permianville Holdings LLC, a Delaware limited liability company and an affiliate of COERT (the “Sale Transaction”); and

WHEREAS, pursuant to Section 3.02(e) of the Agreement, COERT, as purchaser of the Underlying Properties, is the assignee of Enduro to the extent of the interest sold and is bound by the obligations of Enduro under the Agreement and the Conveyance to such extent; and

WHEREAS, following the closing of the Sale Transaction, in accordance with Section 12.05 of the Agreement, the Bank, acting in its capacity as the Trustee, upon the written request of COERT, has effected a change in name of the Trust from “Enduro Royalty Trust” to “Permianville Royalty Trust”, which became effective on September 14, 2018 pursuant to the Certificate of Amendment to Certificate of Trust filed with the Secretary of State of the State of Delaware on September 4, 2018; and

WHEREAS, in accordance with Section 10.02(a) of the Agreement, Wilmington Trust, acting in its capacity as the Delaware Trustee, and the Bank, acting in its capacity as the Trustee, may, jointly, amend the Agreement, without the approval of Trust Unitholders; provided that such amendment does not materially adversely affect the interest of the Trust Unitholders; and

WHEREAS, as set forth in Section 10.02(a) of the Agreement, an amendment to the Agreement made to change the name of the Trust in accordance with Section 12.05 shall be conclusively deemed not to materially adversely affect the interests of the Trust Unitholders;

NOW, THEREFORE, in consideration of the above premises, COERT, the Bank, acting in its capacity as the Trustee, and Wilmington Trust, acting in its capacity as the Delaware Trustee, hereby amend the Agreement as follows:

Section 1.                                           Amendments to Agreement. The Agreement is hereby amended as follows:

A.                                    Each reference to “Enduro Royalty Trust” in the Agreement is hereby deleted in its entirety and replaced with “Permianville Royalty Trust”.

B.                                    The first sentence of Section 2.05 of the Agreement is hereby deleted in its entirety and replaced with the following: “Unless and until changed by the Trustee, the address of the principal office of the Trustee is 601 Travis Street, 16th Floor, Houston, Texas 77002.”

C.                                    Section 12.09 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 12.09 Notices. Any and all notices or demands permitted or required to be given under this Agreement shall be in writing (or be capable of being reproduced in paper format) and shall be validly given or made if (a) personally delivered, (b) delivered and confirmed by facsimile or like instantaneous transmission service, or by FedEx or other overnight courier delivery service, which shall be effective as of confirmation of receipt by the courier at the address for notice hereinafter stated, (c) solely in the case of notice to any Trust Unitholder, by press release in a nationally recognized and distributed media or by means of electronic transmission or as otherwise permitted by applicable law, or (d) deposited in the United States mail, first class, postage prepaid, certified or registered, return receipt requested, addressed as follows:

If to the Trustee, to:

The Bank of New York Mellon Trust Company, N.A.

601 Travis Street, 16th Floor

Houston, Texas 77002

Attention: Sarah Newell

Telephone No.: (512) 236-6555
E-mail: sarah.newell@bnymellon.com

With a copy to:

Bracewell LLP

111 Congress Avenue, Suite 2300

Austin, Texas 78701

Attention: Thomas Adkins

Facsimile No.: (512) 479-3940

If to the Delaware Trustee, to:

Wilmington Trust Company

1100 North Market Street

Wilmington, Delaware 19890-1615

Attention: Corporate Trust Administration

Facsimile No.: (302) 636-4140

With a copy to:

Richards, Layton & Finger, P.A.

920 North King Street

Wilmington, Delaware 19801

Attention: Eric A. Mazie

Facsimile No.: (302) 498-7678

If to COERT Holdings 1 LLC (as permitted assignee of Enduro), to:

c/o Cross Ocean Partners Management LP

20 Horseneck Lane

Greenwich, Connecticut 06830

Attention: Legal

Email: legal@crossoceanpartners.com

With a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Jhett R. Nelson; Julian J. Seiguer

Facsimile No.: 713-836-3601
Email: jhett.nelson@krikland.com; julian.seiguer@kirkland.com

If to a Trust Unitholder, to:

The Trust Unitholder at its last address as shown on the ownership records maintained by the Trustee.

Notice that is mailed in the manner specified shall be conclusively deemed given three days after the date postmarked or upon receipt, whichever is sooner. Any party to this Agreement may change its address for the purpose of receiving notices or demands by notice given as provided in this Section 12.09.

Section 2.                                           Miscellaneous.

A.                                    Agreement in Effect.  Except as hereby amended, the Agreement shall remain in full force and effect.

B.                                    Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

C.                                    Severability.  If any provisions of this Amendment or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be illegal, invalid or unenforceable to any extent, the remainder of this Amendment or the application of such provision to Persons or circumstances other than those as to which it is held illegal, invalid or unenforceable shall not be affected thereby, and every remaining provisions of this Amendment shall be valid and enforced to the fullest extent permitted by law.

D.                                    Counterparts.  This Amendment may be executed in a number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, this Amendment has been duly executed on the date set forth above.

COERT HOLDINGS 1 LLC

By:		/s/ Matthew Rymer
	Name:	Matthew Rymer
	Title:	Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:		/s/ Sarah Newell
	Name:	Sarah Newell
	Title:	Vice President

WILMINGTON TRUST COMPANY, as Delaware Trustee

By:		/s/ Clarice Wright
	Name:	Clarice Wright
	Title:	Assistant Vice President

Signature Page to Amendment to Trust Agreement